UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________
FORM 8-K
__________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 4, 2022
__________________
Arvinas, Inc.
(Exact name of registrant as specified in its charter)
__________________

Delaware	001-38672	47-2566120
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Science Park 395 Winchester Ave. New Haven, Connecticut	06511
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (203) 535-1456
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
__________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	ARVN	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.
Master In Vitro Diagnostics Agreement.
On June 4, 2022, Arvinas, Inc. (“Arvinas”) and Arvinas Operations, Inc., a wholly-owned subsidiary of Arvinas (together with Arvinas, the “Company”) entered into a Master In Vitro Diagnostics Agreement, effective as of June 4, 2022 with Foundation Medicine, Inc. (the “Agreement”) for the development and commercialization of one or more of Foundation Medicine’s companion in vitro diagnostic assays for use with one or more of the Company's therapeutic products, including FoundationOne® Liquid CDx for use with bavdegalutamide for the diagnosis and treatment of metastatic castration resistant prostate cancer (“mCRPC”) with androgen receptor (“AR”) mutations.
License Grants
Pursuant to the terms of the Agreement, amongst other intellectual property terms, the Company granted Foundation Medicine a worldwide non-exclusive license to certain data and intellectual property rights in order for Foundation Medicine to perform its obligations and exercise its rights under the Agreement, for example to exploit its assays and make improvements to its platform. Additionally, non-exclusive, royalty-free, limited cross-licenses were granted for each party to use the other’s trademarks in performing certain activities under the Agreement.
Responsibilities
The Company will be responsible for the development, including conducting clinical trials, of its therapeutic products (including bavdegalutamide) and Foundation Medicine will be responsible for the development of its assays for use with one or more of the Company’s therapeutic products. If the Company and Foundation Medicine are able to acquire the required regulatory approvals, Foundation Medicine will use commercially reasonable efforts to make the assay commercially available as an approved in vitro diagnostic for use with the applicable therapeutic product in the applicable market(s) and indication(s), and the Company will use commercially reasonable efforts to make the therapeutic product commercially available for use in the applicable market(s) and indication(s).
Financial Terms
In exchange for the development of FoundationOne® Liquid CDx as a companion diagnostic for use with bavdegalutamide for AR mCRPC in the United States and European Union, pursuant to the terms of the Agreement, the Company will pay Foundation Medicine success-based milestone payments of up to low to mid tens of millions of dollars in addition to certain validation fees per sample and related pass-through costs.
Termination
The Agreement does not have a fixed duration, and the Company may terminate the Agreement for convenience by providing adequate written notice to Foundation Medicine, subject to payment of applicable termination fees. Either party may terminate the Agreement in its entirety for an uncured material breach by the other party, upon the bankruptcy or insolvency of the other party or by the mutual written agreement of both parties. In the event that the parties are deadlocked as to certain matters, the other party’s uncured material breach with respect to a program, or if a regulatory authority provides written notice of its determination that such regulatory authority will not grant a regulatory approval for the applicable assay for use with the Company’s therapeutic product or for the Company’s therapeutic product itself, either party may terminate the Agreement with respect to the applicable program with adequate written notice to the other party. Additionally, Foundation Medicine may terminate the Agreement with respect to an applicable program, if (a) a reasonably necessary third party license is not secured by Foundation Medicine or if we do not consent to payments for such license (b) Foundation Medicine reasonably determines that further development of the applicable assay is not technically feasible or (c) following a certain number of years after the first commercial launch of the applicable assay for use with the applicable therapeutic product. Certain license and other rights and certain obligations of Foundation Medicine survive termination of the Agreement. If the Agreement is terminated in its entirety or with respect to any program, the Company has certain payment obligations remaining to Foundation Medicine and may also be required to pay a termination fee, if applicable. Neither party may assign the Agreement without the prior written consent of the other party, except that a party may assign its rights and obligations, in whole but not in part, to an affiliate or successor in interest in the transfer or sale of all or substantially all of its business relating to the Agreement.
The foregoing description of the Agreement is only a brief description of the terms of such Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by such Agreement, which will be filed with the Securities and Exchange Commission as an exhibit to Arvinas’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 if not earlier.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARVINAS, INC.

Date: June 9, 2022	By:	/s/ Sean Cassidy
Sean Cassidy Chief Financial Officer